    WORLD MONITOR TRUST--
    SERIES C

    MONTHLY REPORT/
    JANUARY 28, 2000

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         WORLD MONITOR TRUST--SERIES C
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from January 1, 2000 to January 28, 2000 for World Monitor Trust--Series C ('Series C'). The net asset value of an interest as of January 28, 2000 was $95.55, a decrease of 0.45% from the December 31, 1999 value of $95.98.

The estimated net asset value per interest as of February 14, 2000 was $86.66. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti
          -----------------------------
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------------
For the period from January 1, 2000 to
  January 28, 2000
Revenues:
Realized loss on commodity
  transactions...........................   $(2,108,887)
Change in unrealized commodity
  positions..............................     2,093,005
Interest income..........................        68,865
                                            -----------
                                                 52,983
                                            -----------
Expenses:
Commissions..............................       106,540
Management fee...........................        27,454
                                            -----------
                                                133,994
                                            -----------
Net loss.................................   $   (81,011)
                                            -----------
                                            -----------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------
For the period from January 1, 2000 to
  January 28, 2000
                                                   Per
                                      Total      Interest
                                   -----------   -------
Net asset value at beginning
  of period (192,411.407
  interests).....................  $18,467,899   $ 95.98
Contributions....................      255,500
Net loss.........................      (81,011)
Redemptions......................     (257,815)
                                   -----------
Net asset value at end of
  period (192,408.934
  interests).....................  $18,384,573     95.55
                                   -----------
                                   -----------
                                                 -------
Change in net asset
  value per interest..........................   $ (0.43)
                                                 -------
                                                 -------
Percentage change.............................     (0.45)%
                                                 -------
                                                 -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series C is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 --------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer